SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 3, 2015

Vertical Computer Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-28685	65-0393635
(Commission File Number)	(I.R.S. Employer Identification No.)

101 West Renner Road, Suite 300 Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

(972) 437-5200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01         OTHER EVENTS.

On July 6, 2015, the Company confirmed no action was being taken by Victor Weber on the outstanding judgment Mr. Weber holds against Vertical Computer Systems, Inc., (the “Company”) and two related parties, Mountain Reservoir Corporation (“MRC”) and Mr. Richard Wade in the amount of $365,000, which included all interest, attorneys’ fees and costs. The Company and Mr. Weber entered into a series of agreements concerning the judgment and the amendment of certain promissory notes (the “Notes”) issued by the Company and its subsidiary, Now Solutions, in the aggregate principal amount of $735,400 on June 3, 2015.

Under the terms of a judgment payoff agreement, the Company issued 10,000,000 shares of the Company’s common stock in consideration of entering into the agreement and for Mr. Weber’s forbearance in not enforcing the judgment. The Company also agreed to make payments of $100,000 by June 15, 2015 and $265,000 by July 15, 2015, or in the alternative, the Company has the option to issue another 10,000,000 shares of the Company’s common stock in lieu of making the $100,000 payment and issue an additional 15,000,000 shares of the Company’s common stock in lieu of making the $265,000 payment. On June 15, 2015, the Company issued 10,000,000 shares to Mr. Weber instead of making the $100,000 payment. Once payment has been made, Mr. Weber will file disposition documents that the judgment has been satisfied and the matter is resolved. MRC is controlled by the W5 Family Trust, and Mr. Richard Wade, the President and CEO of the Company, is the trustee of the W5 Family Trust.

In addition, the Company amended the Notes. Under the terms of the amendment of the Notes, the defaults were cured, the interest rate was reduced from 12% to 10% and the Company agreed to make monthly $20,000 payments to Mr. Weber beginning September 1, 2015 until January 15, 2020 at which time all outstanding amounts under the Notes will be due. In consideration of the amendment and extension to pay the Notes, Ploinks, Inc., the Company’s subsidiary, agreed to issue 1,000,000 shares of its common stock to Mr. Weber. In connection with the amendment, the Company issued 20,000,000 shares of its common stock to its subsidiary, Taladin, Inc., which pledged these shares to secure payment of the Notes to Weber and previous pledge agreements with MRC were cancelled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Computer Systems, Inc.

(Registrant)

Date: July 7, 2015	By: /s/ Richard Wade
Richard Wade
President/CEO